Exhibit 99.1

Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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     MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Open Text Corporation Fiscal 2008 Fourth Quarter Financial Results Conference Call. [Operator Instructions] I would like to remind everyone that this conference call is being recorded on Tuesday, August 19, 2008 at 5:00 PM Eastern Time.

I will now turn the conference over to Mr. Greg Secord. Please go ahead sir.

Greg Secord, Vice President, Investor Relations

Thanks, everyone, for joining us. Today we will be discussing our financial results for the fourth quarter in fiscal 2008, which was released earlier this afternoon. With me today are John Shackleton, our President and Chief Executive Officer, and Paul McFeeters, our Chief Financial Officer. And as with previous calls, after our prepared comments, the operator will poll for questions.

We’ll get started in a moment, but first I will read our disclaimer. During the course of this conference call, we may make projections or other forward-looking statements relating to the future performance of Open Text or its subsidiaries. These oral statements may contain forward-looking information, and actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection, as reflected in the forward-looking information.

Additional information about the material factors or assumptions that could cause actual results to differ materially from the conclusion, forecast or projection in the forward-looking information and the material factors or assumptions that were applied in drawing a conclusion or making a forecast or a projection as reflected in the forward-looking information, are contained in Open Text’s Form 10-K for the fiscal year ended June 30, 2007, and in the press release that was issued earlier today.

Now I’ll turn the call over to John Shackleton.

John Shackleton, President and Chief Executive Officer

Thank you, Greg. Good afternoon, everybody, and thank you for joining us. Before we review the financials, I’d like to comment on our performance for the fiscal year. Clearly, Q4 was an excellent end to what was the most successful year in the company’s history. We beat our own internal goals, generating record revenues, profits and cash flow for the fiscal year. Open Text employees worked very hard throughout the year to expand our global presence and we made great progress in development, sales and in our back-office systems.

Congratulations are in order for all our employees. I’d also like to thank our customers and partners for their tremendous support throughout the year. I’ll provide greater detail on the quarter in a few minutes, but first I’ll hand the call to Paul for a detailed review of our financials.

Paul McFeeters, Chief Financial Officer

Thank you, John. Turning to the financial results for the fourth quarter in fiscal year 2008. Total revenue for the quarter was 200.3 million, up 14% compared to 175.2 million for the same period last year. License revenue for the quarter was 68.2 million, up 15% compared to 59.2 million for Q4 last year.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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Maintenance revenue for the quarter was 95.1 million, up 16% compared to 82.2 million last year. Professional services revenue in the quarter was 37.1 million, up 10% compared to 33.8 million in the same period last year.

We reported fourth quarter adjusted net income of 33.3 million, or $0.63 per share on a diluted basis, up 25% compared to 26.7 million or $0.52 per share on a diluted basis for the same period a year ago.

Cash flow from operations for the quarter was 44.6 million, up 56% compared to 28.6 million in Q4 last year. Gross margin for the fourth quarter before amortization of acquired technology was 73.9%, compared to 73.3% in the fourth quarter last year.

Pre-tax adjusted operating margin before interest expense was 24.1% in the fourth quarter, compared to 25% in the same quarter last year. With respect to our adjusted earnings, the tax rate for the quarter is 30%. Actual cash taxes payable continue to be in the 15 to 20% range.

Net income for the fourth quarter, in accordance with GAAP, was 27.3 million or $0.51 per share on a diluted basis, compared to 8.2 million or $0.16 per share on a diluted basis for the same period a year ago. The fully diluted share count for the quarter was approximately 53.1 million shares.

As of June 30, 2008 deferred revenue was 176.9 million, compared to 181.9 million as of March 31, 2008. Accounts receivable as of June 30 was 134.4 million, compared to 135.7 million on March 31, 2008. Day sales outstanding was 60 days as of June 30, compared to 68 days for the previous quarter and 66 days for Q4 of last year.

Term loan balance of June 30, 2008 was 294 million, which we reduced from 390 million in October 2006 through scheduled repayments of 6 million and accelerated payments of 90 million.

Turning now to our fiscal 2008 results. Total annual revenue was $725.5 million, up 22% from $595.7 million in fiscal 2007. License revenue for the fiscal year was $219.1 million, up 20% compared to 182.5 million last year, while maintenance revenue was $363.6 million, compared to $287.6 million last year.

For the full fiscal year, product license and product maintenance revenues accounted for 80% of annual revenues, remaining 20% related to our professional services. Adjusted net income for the fiscal year 2008 was 107 million, up 44% compared to 74.3 million for fiscal 2007. Adjusted earnings per share on a diluted basis of $2.03, was an increase of 39% over $1.46 per share on a diluted basis for fiscal 2007.

Gross margin for the fiscal year, before amortization of acquired technology, was 73.7%, compared to 72.2% in the prior year. Pre-tax operating margin, before interest and stock compensation, was 24.3% for fiscal 2008, which is up from 21.8% last year. The overall tax rate for adjusted earnings is 30%, compared to 32% in the prior year.

On a GAAP basis, we reported net income for the year of 53 million or $1.01 per share on a diluted basis, compared to a net income of 21.7 million, or $0.43 per share, in fiscal 2007. Net cash flow from operations for the fiscal year was 166 million, up 50% compared to cash flow from operations of 111 million in fiscal 2007.

The effect of foreign currency on our net operating results was a positive $0.03 per share. As we stated in the past, Open Text is very closely matched in income and expenses for Euros, British Pounds, Swiss Francs and other non-US currencies. We are mismatched primarily in Canadian Dollars, which represent 7% of total revenues and 25% of total expenses.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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Referencing our pre-tax adjusted operating margin model, we remain confident in our plans to maintain expenses in the 14 to 16% range for development, 24 to 26% range for sales and marketing, 9 to 10% for G&A, and 2% for depreciation. This will generate a pre-tax adjusted operating margin of 20 to 25% and as demonstrated in our results throughout the fiscal year we expect to continue in the upper end of that range. A copy of our business model is available on our website as part of the investor PowerPoint presentation.

Now I’ll turn the call back to John.

John Shackleton, President and Chief Executive Officer

Thank you, Paul. As Paul mentioned earlier, we are very pleased with our Q4 results and with our annual results. In Q4, Europe was responsible for 50% of the revenue, North America 45%, with the remaining 5% coming from Asia-Pac.

We saw a particular strength in Europe driven by demand for compliance-based solutions, but we’re also happy with our sales performance in all regions and all verticals. As Paul mentioned, we generated 68.2 million in license revenue in the quarter, growing 15% over last Q4. Of this license revenue, 23% came from new customers and 77% come from our install base.

On an annual basis, our license revenue grew at 20%, exceeding the industry analyst forecast of 8 to 13%. As Paul mentioned, we had a little help from currency, but still our normalized growth rate was roughly in the 13 to 15% range.

In Q4, we saw license revenue broken down by vertical as 36% from high-tech manufacturing, 15% from government, 11% from financial services, 9% from energy, and 5% from pharmaceutical and life sciences.

Taking a closer look at the transactions in the quarter, we had eight transactions over 500,000 and an additional seven transactions over a 1 million, with notable wins in financial services and hi-tech manufacturing. This influenced the average transaction size to approximately $300,000, which was slightly up from prior quarters.

Examples of significant wins in the quarter include Pacific Life Insurance, who is expanding its existing Livelink implementation, with the addition of Livelink ECM Content Lifecycle Management, Email Management, SharePoint Integration, and File Server Archiving. The solutions provide Pacific Life Insurance with a comprehensive enterprise-wide ECM suite.

Fender Musical Instruments, the world’s number one maker of stringed instruments, purchased Livelink ECM Content Lifecycle Management. The solution, when combined with Livelink document access for SAP, provides Fender with end-user access to structured and unstructured data to improve their business processes.

Lincoln Electric, the leading provider of advanced welding and cutting technologies, purchased Livelink ECM Content Lifecycle Management, Email Management, and Monitoring File System Archiving, and Livelink Collection Server. Their immediate goals were to reduce costs and increase efficiency in the areas of eDiscovery, document and record management.

From a sales operating standpoint, we closed the quarter with a combined sales force of over 259 quota-carrying sales execs. Given the strong market, we’ll continue to invest more in our sales and marketing efforts. SAP, Oracle and Microsoft all continue to report increasing partner demand for solutions in archiving, record managements and compliance.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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License revenue from partners was approximately 30% in the quarter and 35% for the full fiscal year, which was in line with our targets. An example of these partner influenced transactions include a multimillion dollar deal with Microsoft and a European telco to streamline its IT operations and reduce costs by archiving SAP documents and exchange server public folders onto lower cost storage devices using Open Text Email Archiving for exchange and File System Archiving for SAP.

Keeping in line with our corporate strategy, we recently made two small acquisitions. First, we acquired all the assets of Spicer Corporation division that specializes in file format viewer solutions for desktop applications, integrated business processes, and reprographics. We acquired them for approximately $12 million. This transaction was effective July the 1st, 2008 and is not included in our Q4 results.

Secondly, we acquired eMotion from Corbis Corporation for approximately $5 million. The eMotion division will become part of Open Text Digital Media Group, extending Open Text Digital Media capabilities as part of its Enterprise 2.0 strategy. Again, this transaction occurred after we closed the fiscal year.

In the quarter, we announced that Open Text received the highest rating possible as a strong positive in analyst firm Gartner’s 2008 MarketScope for Records Management. Gartner recommends that customers consider companies with this rating as a strong choice for their strategic ECM investments.

Building on our growing relationship with Microsoft, we announced that our Enterprise Library Services offering has received a certified for Windows Server 2008 designation. The announcement demonstrates Open Text’s continued leadership as an early supporter of the latest Microsoft technologies.

Further on the partner side, with SAP, we announced Open Text Web Solutions for use with SAP Solutions. Our web solutions complement the content management capabilities of the SAP NetWeaver Portal, helping organizations to easily apply business rules to their content, further allowing them to choose their audience and helping them to ensure the right person gets the right content at the right time.

We are also pleased to announce that Open Text received the SAP Pinnacle Award in the Category of Software Solutions Field Engagement. SAP Pinnacle Awards are granted to a select few SAP partners that have excelled in developing their partnership with SAP by providing high quality products, solutions and services to customers.

On the event side, we hosted LivelinkUp Europe, which was a big success with almost 2,000 attendees in three cities. We published — we established a new attendance with many key partners present — customers representing a good cross-section of industries — we showcased our ECM roadmap including specific vertical and partner based solutions.

As an illustration of the final stages of our product integration, we’ve announced the branding of our global user conference as Open Text Content World. This will be held in Orlando from the 17th to 21st of November.

Turning now to our outlook for FY ‘09. Industry analysts are telling us that ECM should grow in the 10 to 13% range. And as we’ve look at fiscal 2009, I feel confident that we will be in — well within that range.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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Our revenue seasonality trends in the coming year should be similar to the seasonality we experienced in fiscal 2008 and we feel very comfortable with the current street consensus for top and bottom line in Q1, as well as for the next fiscal year. We are very well positioned for another successful year going forward.

Now I’d like to open up the call for questions.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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    QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, we will now conduct the question-and-answer session. Your first question comes from Scott Penner from TD Newcrest. Please go ahead.

<Q – Scott Penner>: Thanks. Just, John, you had mentioned last quarter, highlighted some of the activities you had in Web 2.0 technologies. I know one of the acquisitions was kind of based around that. Can you just give us an update I guess on that in general and then some of your revenue diversity? Whether compliance related solutions are still around 60 to 70% of the license revenue?

<A – John Shackleton>: Yeah. The — that’s right Scott. A lot of — there’s lot of interest we’re seeing in 2.0, both in Europe and in North America. We’re seeing interest in that area and we’re seeing a lot particularly from our existing customer base moving towards these solutions.

From a market standpoint we’re seeing about 60% of the revenue driven by compliance. We’ve also seen the slight change in the market in that a number of our customers are looking to expand their ROIs on their existing products.

So for example, interfacing to SAP or to Oracle, to Microsoft, where they’re getting a better return on investment from those products by linking them with the Open Text product suite. So, we have seen a slight change in compliance but its still in the 60% range.

<Q – Scott Penner>: And just as far as the million dollar deals go, seven is the highest number in quite sometime. Can you just — a little bit more detail on how many of those were in connection with partners, whether there were any of those deals — whether there are any really sizable deals and then of the million dollar deals that were not in connection with partners, what was driving it?

<A – John Shackleton>: Yeah, I would say between the partner involvement and us was about 50-50 on the big deals. Probably the biggest was partner related with Microsoft and is probably geographically a 50-50 split, and from an industry standpoint the biggest were in the high tech manufacturing and then the second would be actually financial services.

<Q – Scott Penner>: Okay, just lastly from me is — Paul on the net interest expense, it looked quite a bit lower, obviously, than it has been for the past couple of quarters. Can you shed some light on what’s in there?

<A – Paul McFeeters>: Yeah, when we originally did our loan, we put in a hedge for about 50% of the loan at the time that’s 190, it goes down over time, it’s a three year hedge. Presently it’s a 150. Where we did floating to fixed — because of the floating to fix hedge we have to do a mark-to-market, which is really a non-cash entry into our financials.

So, what’s been happening actually through the fiscal year is that we have been giving a mark-to-market charge for each of the previous three quarters, and now we have a mark-to-market pause. So we have a $2.4 million credit, if you will, in the interest expense line because of the adjustment in the obligation of the mark-to-market.

Now this obligation of the mark-to-market will never be cash and it will all zero out by the end of the three-year term, but it has volatility from quarter-to-quarter. So, that’s the large reason. The interest income is up as well — about $0.5 million.

<Q – Scott Penner>: Okay. So, the 2.4 is the hedge adjustment. What was it for the year?

<A – Paul McFeeters>: For the year, we would be — we would have had a charge for the year cumulatively of $2.8 million.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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<Q – Scott Penner>: Okay. That’s fine. Thank you.

Operator: Your next question comes from Paul Steep from Scotia Capital. Please go ahead.

<Q – Paul Steep>: Good evening, guys. John, maybe we could talk a little bit license growth, just a follow-on there as to what’s been really the driver of the strength throughout the year? Has a lot of it been through a combination of the existing upgrade cycle with DMX, the partner channel? Just trying to get a sense of the sustainability and the drive of that into ‘09?

<A – John Shackleton>: Yeah. I would say, Paul, both the things you mentioned. One is the partner program, is obviously working. We are seeing strong pipeline from our partners, and in many cases, the partners are actually new customers. On our existing customer base, we’re seeing more towards, as I mentioned, looking for ROIs on existing software, where they are getting better returns into facing to things like SAP and Oracle and Microsoft. So, it’s probably 50/50 between those two.

<Q – Paul Steep>: And in terms of the upgrade cycle, we are still — I guess last quarter, you’ve had some small comments about it, it’s still early stages, you see it running throughout ‘09 into ‘10 or where are we at now?

<A – John Shackleton>: We certainly see a strong pipeline. Certainly, for the next six months, we feel very confident. But, the general feeling is certainly throughout the rest of the fiscal year, the analysts are saying pretty much the same thing, a little bit soft say, in North America, but being made up in Europe and Asia — Asia-Pac.

<Q – Paul Steep>: And then, the final one from me — just for Paul. The other income of 11.3, fairly material change over there, just wanted to see what items sort of popped up there in the quarter, just because it was sort of out of normal?

<A – Paul McFeeters>: Yeah. Paul, that’s primarily due to foreign exchange, the effect of converting non-US functional currencies through our various subsidiaries can kick up actually reasonably large swings, either gains or losses on foreign exchange and that’s what that is primarily.

<Q – Paul Steep>: Perfect. Thanks guys.

<A – John Shackleton>: Thanks, Paul.

Operator: Your next question comes from Richard Tse from National Bank Financial. Please go ahead.

<Q – Richard Tse>: Hey, John. Just curious to see what you’re targeting this year in terms of the partner contribution to your revenue and I wanted to get a sense too, on the partner side, would you say that all your sort of major partners that you’ve called out are sort of hit their stride or are we still fairly early in terms of their getting traction in your system there?

<A – John Shackleton>: Yeah. I would say that Richard that SAP is ahead of the others, obviously we’ve had a longer relationship there. But, we’ve seen very positive strides from Microsoft and see a good pipeline with them, but also with Oracle as well. All coming ups — but the last two are not as mature as, obviously, our SAP relationship.

<Q – Richard Tse>: So, would you see that your partner contribution moving up to 40 plus percent this year?

<A – John Shackleton>: I would — my goal would be to see it at 40. In that range, yes.

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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<Q – Richard Tse>: Okay. And in terms of your cash flow — I guess you’ve previously paid down sort of some incremental debt here. I think you’re sort of homing back on that. Can you sort of enlighten us on why you’re continuing to do that?

<A – Paul McFeeters>: Yeah, Rich, this is Paul. As we indicated in the past, if we feel that we see potential opportunities in the future for — as we generally have been saying tuck-in acquisitions, we think that’s one reason not to accelerate the repayment. And the other again is, we are at a below 6% rate and today to replace that debt would be somewhere between 7.5% and 8%.

So we think, again, from terms of balance sheet management it’s not bad to have that debt there, particularly at that rate. Our loan cover ratios are debt-to-EBITDA is less than two times. It’s just a — coverage is well over eight times. So there’s no real current risk to the company. So those are really the three primary reasons we’re leaving the debt just with the normal repayment terms.

<Q – Richard Tse>: Okay. And just quick one, a final question here. If you look at the, Scott’s question on the Web 2.0 products, you suggested that you are gaining some traction here. Now, would that sort of be over and above what you’re sort of forecasting as your fiscal ‘09, sort of, internal numbers or is that sort of baked in here already?

<A – Paul McFeeters>: I would say that’s baked in. As we look at the — when we look at the total portfolio, that’s what we’d see.

<A – John Shackleton>: But around those areas, we have seen growth in the 20% range in this past year. So it’s going very well.

<Q – Richard Tse>: Okay, great. Thank you.

Operator: Your next question comes from Mike Abramsky from RBC Capital Markets. Please go ahead.

<Q – Michael Abramsky>: Yeah, thanks very much. Can you hear me okay?

<A – John Shackleton>: Yes, we can hear you, Mike.

<Q – Michael Abramsky>: Okay. Thanks, John. Just in terms of the deals and momentum, is — would you characterize this as an unusual quarter? Did you see — is this kind of a trend that you are seeing now because of the momentum you’re building on partnerships and on the direct sales force execution? Is this something that we can expect to continue through the rest of the year as you talked about you’re comfortable — what sort of outlook?

<A – John Shackleton>: Mike, the execution on the sales force is going extremely well. I think there has been some of the competition have been disrupted this past year and we’ve obviously benefited from that. We just had our sales kickoffs and the very positive outlook. We’ve got some tremendous people. So I would see that progressing. We have invested in this past year in our partner programs. We’ve got some great people working and supporting our partners as well. So, I feel pretty confident that this will continue.

<Q – Michael Abramsky>: I’m sorry, I jumped on the call late, but did you talk about whether any of those specific deals were done in partnership with either, Microsoft, Oracle, or SAP?

<A – John Shackleton>: Yeah, I mentioned, Mike. The first, the large deal, of — one of the seven was with Microsoft.

<Q – Michael Abramsky>: And was that deal significantly over a million?

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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<A – John Shackleton>: Yes.

<Q – Michael Abramsky>: Okay. Because I know you did I think a large deal with Microsoft two quarters ago. So, you can — can you tell us little bit about it why — you can correct me — can you tell us little bit about why you’re seeing that kind of traction and under what situations, given that obviously your SharePoint is…

<A – John Shackleton>: Right.

<Q – Michael Abramsky>: …at the same time a competitor product?

<A – John Shackleton>: So, it’s mainly where SharePoint is being used in an enterprise-wide, highly scalable organization, where we can enhance and help manage that product efficiently.

<Q – Michael Abramsky>: Okay. And SAP?

<A – John Shackleton>: As well as in conjunction with SAP products.

<Q – Michael Abramsky>: So are those existing Livelink clients or new clients?

<A – John Shackleton>: This was an existing client but in almost a new division, if you will.

<Q – Michael Abramsky>: Okay. And do you see SharePoint anytime soon changing to address the kind of enterprise-wide scalability that you’re able to fill at this time?

<A – John Shackleton>: I believe Mike that while — that it will improve in certain areas. We’ve been working with Microsoft, building joint product roadmaps, that we can continue to work for the, certainly — well, I see it three, five years plus where we can enhance and help them with their products.

<Q – Michael Abramsky>: Okay. I’m going to ask this because I think it’s the elephant in the room, John, and you can choose to comment or not I suppose. The short position has obviously been a huge and constant factor, is there — you’ve now I think executed strongly — eight quarter of beating the street in a row, steady margins, Hummingbird kind of closed successfully is there any issues there that you’re asked about or that are related to that, that continue — continue to dog it or is there any reason why the thing doesn’t go away?

<A – John Shackleton>: So, we cannot see a reason why, we’ve — we talked to many people about it. At the end of the day, we believe keep performing, keep putting the numbers up. You know?

<Q – Michael Abramsky>: Okay. Great. Thank you very much, John.

<A – John Shackleton>: So, the answer is there is nothing there that we know of.

<Q – Michael Abramsky>: Okay. Thanks.

Operator: Your next question comes from Lawrence Rhee from Blackmont Capital. Please go ahead.

<Q – Lawrence Rhee>: Hi guys. Can you just add some color, Paul, on the cost side, on the sales and marketing side — was just a little bit higher than what we’re looking for. Were there any kind of cost in there that you would categorize as one time in the operating expense side?

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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<A – Paul McFeeters>: Yeah, certainly, Lawrence. Because of both the successful licensed production and typically accelerations of year end quarters, there would be a one time commission charge that would normalize out in Q1 again next year. So — and in closing the large volume of transactions you have other related expenses such as travel will be up. So, I think anything that you would identify as a — I’ll call it a blip up in sales margin — you’d see it would normalize coming out into the new fiscal year.

<A – John Shackleton>: And I think you would see it in most Q4s if you look back, Lawrence. It’s not unusual — there is nothing out of the ordinary for Q4.

<A – Paul McFeeters>: But it’s not a run rate increase so it is largely the one time items.

<Q – Lawrence Rhee>: And just — could you just add some color, obviously, the economic environment still remains shaky and — just add some color, obviously, you guys had great deal flow in the quarter. But just some color on kind of the sale cycle process, is it improving for you or how has it kind of transitioned over the past couple of months?

<A – John Shackleton>: This past, certainly two quarters, I feel confident that our sales team are performing very, very — they’re being very productive. Better than what I’ve seen in a long time. So that has something to do with it. I think also, as I mentioned before, some of the competition are in disarray and so that’s had something to do with it. But also we have — as we see for example, the US government has been tough for quite a while. We’ve made up for that in other regions. So it has kind of balanced itself out.

<Q – Lawrence Rhee>: Okay. Great. Thanks guys.

<A – John Shackleton>: Thanks, Lawrence.

Operator: Your next question comes from David Wright from BMO Capital Markets. Please go ahead.

<Q – David Wright>: Thanks very much. Good evening. Could you talk about the large deal size and did you have more than one over $2 million — or, sorry, your number was 8 with 7 over $1 million. So, I’m just wondering how large some of those deals are?

<A – Paul McFeeters>: Yeah. They were on average they were just slightly over $1 million for the most. There was one multimillion but — the rest were just a million, slightly over.

<Q – David Wright>: Okay. Great. And so I noticed that your average deal size is climbing. Is that because of the greater number of multimillion dollar deals or are you actually selling more even on the smaller deals? Is the average deal size rising?

<A – Paul McFeeters>: It was mainly does skewed by the big deals.

<Q – David Wright>: Okay. So we should see from a seasonality point of view as we go into Q1 might expect a fewer larger deals and therefore the average deal size?

<A – Paul McFeeters>: Yeah. I think you’ll be back to that 250 range.

<Q – David Wright>: Okay. And as your product becomes larger and more complicated, I am just wondering if there is more of an opportunity for services revenue and revenue growth in looking at the business model. Is that something that’s an opportunity or ...?

<A – John Shackleton>: Actually, David, the PS organizations — we have try to keep it constant around this mark, where we basically — our goal is to help customers get the product up and

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Open Text Corp.	OTEX	Q4 2008 Earnings Call	Aug. 19, 2008
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running and using as quickly and as efficiently as possible, but also this past we have being doing a lot of enablement to get our partners also providing the services for our customers. We don’t particularly want to grow — in fact we could easily grow the revenues for professional services higher if we wanted to.

<Q – David Wright>: Okay.

<A – John Shackleton>: There is a demand.

<Q – David Wright>: Okay, good. Thank you very much.

<A – John Shackleton>: Thank you.

Operator: Your next question comes from Barbara Coffey from Kaufman. Please go ahead.

<Q – Barbara Coffey>: Yes, good afternoon. When you are taking a look at the sales cycles around the world in this tough quarter, have you seen any sort of additional threshold whether or not its signoffs or altering deal sizes so you can get sort of smaller chunks done and whether or not that has changed based on geography?

<A – John Shackleton>: It really hasn’t changed, Barbara, over the past two years. I would say that that’s been the case — was more signoffs, more chunking. What I would — and it has been across both North America and Europe. I would — I have seen us be more efficient in our pipeline management and closing over the past six months as we get a more seasoned sales force.

<Q – Barbara Coffey>: And do you see any difference between sort of the process whether or not its — when it’s a direct sale versus whether or not it’s with partners in sort of the process and the timing it takes to get sort of stuff completed?

<A – John Shackleton>: What I would say is over the past — again over the past six months, we’ve been able to see more visibility on the partner pipeline. Previously, as we have built relationships with partners, there’s much more sharing of what’s in the pipeline and at what stage of the pipeline is it and so we’ve seen more visibility in the partner pipeline than we have previously.

<Q – Barbara Coffey>: Thank you.

<A – John Shackleton>: Thank you, Barbara.

Operator: Your next question comes from Blair Abernethy from Thomas Weisel Partners. Please go ahead.

<Q – Blair Abernethy>: Thank you. Paul, I just wanted to ask you a little bit about the maintenance base, I wonder if you could just talk a little bit how the renewal levels are there and so what’s the pricing environment looking like for maintenance renewals? And also just your sense on the Hummingbird maintenance base?

<A – Paul McFeeters>: Sure. Well, our renewals are still in about the 92 to 93% range and the team continues to get what I would call pretty effective increases on a year-over-year basis. So that’s helping make up a good part of even the attrition of the 6 or 7%.

And then we were very pleased with the continuance of the customer base in Hummingbird. So, we’ve enjoyed that and its experiencing the same high level of renewals that we found in Open Text.

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<Q – Blair Abernethy>: Okay, great. And just on the sales and marketing side again, the — can you give us a sense of the — where you are looking at taking that rep count in 2009 and sort of what you have today, how much of the rep community is sort of seasoned versus people that are still ramping?

<A – John Shackleton>: So, we have hired a number of people in this past quarter as we ended the fourth quarter. So that — as we have our sales kickoffs, we got those people on board. We have probably a 30% overage capacity in the sales force.

So, at this point in time, we have certainly enough to feel comfortable with our numbers. But, we do see potential opportunities in places like Russia and China where we might — working with partners, we might expand those groups.

<Q – Blair Abernethy>: Okay. And any change in the competitive landscape this quarter for you guys?

<A – John Shackleton>: Not really, no.

<Q – Blair Abernethy>: Okay, great. Thanks very much.

<A – John Shackleton>: Thank you, Blair.

Operator: Your next question comes from Scott Penner from TD Newcrest. Please go ahead.

<Q – Scott Penner>: Thanks. John, just if you could get a little bit more into the acquisition strategy as it stands right now. A couple of fairly small deals in the quarter.

You had previously talked about looking at solutions providers in areas like SAP. Is that still an area that we should look for you to be active in? And then, is there more material transactions I guess on the horizon?

<A – John Shackleton>: So, certainly, the strategy remains the same. We do see application solutions, particularly with our partners like SAP, Oracle, etcetera that we will continue to look at. And so, there is really no change in that and we see there’s a lot of opportunities that we feel the market is getting hotter if anything.

<Q – Scott Penner>: Okay. You haven’t — you still see valuation as not being a hurdle in some of the deals you are looking at?

<A – John Shackleton>: That’s correct.

<Q – Scott Penner>: Okay. And Paul, just what — should we assume that the tax rate stays at kind of this 30% level for the next year?

<A – Paul McFeeters>: Yes, that’s correct.

<Q – Scott Penner>: Okay. And lastly, John, just a little bit more on the status of the Hummingbird upgrade cycle, I think you started to get a little bit into this earlier. But do most of the — do most of the Hummingbird base now have the Enterprise Connect capability and when I guess do you expect some of the real upgrade license revenue to start — ?

<A – John Shackleton>: Right. That’s a good question, Scott. So pretty — they have the upgrade capability now and we would — we believe we’ll start seeing it. My guess is November onwards we should start seeing pick up in that area.

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<Q – Scott Penner>: Okay.

<A – John Shackleton>: After our user conference is usually when things start picking up.

<Q – Scott Penner>: Okay, great. Thank you.

<A – John Shackleton>: Okay.

Operator: Your next question comes from Dushan Batrovic from Canaccord Capital. Please go ahead.

<Q – Dushan Batrovic>: Hi, thank you. Some of the big concerns out there are around softer IT spending across the board. Just wondering how well insulated you feel if the industry does not grow at the 10 to 13% that analysts predict but 5 or 6%. Can you beat that number given the focus in the compliance side given the exposure to a broad base of verticals that will not be as necessarily hit as the broader IT market?

<A – John Shackleton>: Yeah. So from the studies we’ve seen, we saw that IT spend for the coming year was supposed to be in the — I think in a worldwide basis, something like 3.5. That study was kind of tempered a little bit. They did another follow-up study in the US, where they brought it down in the US to about 3.25.

Although that was made — it was still averaging close to 3.5. The one and two most where spend was going to be on security and ECM. So we were the second largest piece of the software spend of that budget. And we see particularly strong compliance in Europe and — but we’re beginning to see in Asia as well. So I feel very comfortable on the 10 to 13 at this — looking six months out, feeling very comfortable.

<Q – Dushan Batrovic>: Can you just remind us what the rest of the 40% of the business that isn’t tied to compliance, what that is driven by?

<A – John Shackleton>: It’s driven by existing customers, basically, linking their unstructured data to their structured data, or things like Web Content Management solutions, Digital Asset Management solutions, those kinds of things. But as I said, a lot around linking their structured information with their unstructured archiving, e-mail, etcetera.

<Q – Dushan Batrovic>: Okay. Thanks very much.

<A – John Shackleton>: Okay.

Operator: Your next question comes from Gabriel Leung from Paradigm Capital. Please go ahead.

<Q – Gabriel Leung>: Thanks. Just a couple of quick things. The larger deal in the quarter, could you comment on whether that was greater or less than 10% of total license revenues?

<A – Paul McFeeters>: Less. I don’t believe we’ve ever had a quarter where one deal was more than 10% of the revenues.

<Q – Gabriel Leung>: So, sort of between 5 to 10 then, is that fair?

<A – Paul McFeeters>: Less. Yeah, we won’t go there but ...

<Q – Gabriel Leung>: Okay, fair enough. And as I look across, sort of, the 0.5 million plus and 1 million plus deals, can you comment on what percentage of that was displacements? How much of that was existing customers? And of the displacements, what was some of the common — the rationale for moving from a different platform over to you guys?

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<A – John Shackleton>: Yeah. So I think I mentioned, on our existing customer base it’s close to 70%, something like that of the existing customers. On the new displacements, it’s — a lot of it is to do again with the ability to interface tightly with structured information from people like SAP and Oracle, et cetera. So that would be a lot of the displacements.

<Q – Gabriel Leung>: Fair enough. And Paul, the maintenance margins, I think are down to around 81% this quarter. Can you comment on that? And what your expectations would be, sort of, heading into the next few quarters? Do you expect that to strump back to the 84, 85% range again?

<A – Paul McFeeters>: Yes, I do. Just basically at Q4, I would just call it an anomaly for now, I gave you also — you can expect it getting back up into the, what you saw for the year in total in the closed 84% range.

<Q – Gabriel Leung>: Okay, that’s great. Thank you.

Operator: Your next question comes from Tom Liston from Versant Partners. Please go ahead.

<Q – Tom Liston>: Hi, good afternoon. John, just on the nice beat on the quarter with license revenue, obviously there was a lot of attributed to the competition being distracted, sales execution, et cetera, and as much as anything — partners and that’s all true.

You think there might have been a little bit of — and when you talk to CIOs and such, do you think there might have been a little bit of folks out there saying that they’re pulling in some of the spending because they are into this quarter, because they are worried on the second half, that their budgets might get reduced given the macroeconomic backdrop?

<A – John Shackleton>: I haven’t seen that and what I try to do is visit a five to nine CIOs a quarter, and given — just talk in general about what they see going on. That’s not been one of the issues. In the US, there is a concern about the economy.

But, again, coming out of that study I mentioned where the 3.5 — there was 3.5 increase in spending. There was still spending going on. So they were being cautious but they certainly had the budgets to do what needed to be done. And I haven’t seen that.

<Q – Tom Liston>: Okay. And Europe, you’re not seeing any weakness? The economy there is obviously starting to turn as well.

<A – John Shackleton>: Not in the areas that we’re in, no.

<Q – Tom Liston>: Okay. And finally just a clarification, I believe you said your growth was in — was it license of 15, sorry 13 to 15% if you normalized it? Does that mean in constant currency? Is that the comment you made in your prepared remarks?

<A – Paul McFeeters>: That’s right.

<A – John Shackleton>: Yes.

<Q – Tom Liston>: Great. And that was for the year, right?

<A – Paul McFeeters>: That’s for the year. Correct.

<Q – Tom Liston>: Thanks, John.

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Operator: Your next question comes from Mark Schappel from Benchmark. Please go ahead.

<Q – Mark Schappel>: Hi. Good evening. A couple of questions. Paul, why did the net interest expense essentially go away in the quarter?

<A – Paul McFeeters>: Yeah. The significant portion of that, I mean — earlier in the call was that we do have a accounting adjustment mark-to-market on a hedge that we have in place for the debt.

So, when the debt originated we put 50% in a floating to fixed hedge and because interest rates have fluctuated, we have to do a mark-to-market each quarter.

It’s a non-cash charge and mostly through the year it has been a charge to interest expense this quarter it was a reversal of some of that — about a $2.4 million credit expense line. And then the other part as interest income is up about $0.5 million.

<Q – Mark Schappel>: Okay. And going forward can we — is it wise to go back to just modeling a more normalized interest expense?

<A – Paul McFeeters>: It is. Yes.

<Q – Mark Schappel>: Okay. And then on the $11.3 million other income benefit could you just review one more time, I believe you said it was stated — it was related to foreign exchange? That just — it just seems like such a large change from prior quarters, though. I was wondering if you had any color on that?

<A – Paul McFeeters>: Yeah. Some of the reasons that you would change from prior quarters is — classifying certain foreign currency loans be it — company loans, sometimes you change the view of them from a permanent to non-permanent and that can change the way you account for foreign exchange. Some of that happened in this quarter.

<Q – Mark Schappel>: Thank you.

Operator: Your next question comes from David Wright from BMO Capital Markets. Please go ahead.

<Q – David Wright>: Paul looking at the balance sheet there is quite a change to the tax positions. I was wondering what was driving that? Was it reclassification? Did it have to do with maybe the acquisitions you did and will this effect cash flow in the coming year at all?

<A – Paul McFeeters>: Let me deal with cash flow. It won’t affect cash flow. Some of that, if you’re comparing year-over-year, yeah, there was some reclassification groupings out of the introduction of FIN 48, which is effective the beginning of fiscal year so you would see that change if you’re looking at year-over-year balance sheets and that would be without about — what that would be about. But in terms of cash flow and taxes, no, we would expect us to continue to be in that 15% to 20% range.

<Q – David Wright>: Okay. And no — did you buy tax loss carry-forwards in those acquisitions and are they at all reflected in here?

<A – Paul McFeeters>: No, they wouldn’t be. One was just an asset purchase, the other wouldn’t be material. So, it wouldn’t be reflected there.

<Q – David Wright>: Okay. Great. Thanks very much.

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Operator: [Operator Instructions]. Mr. Shackleton, there are no further questions at this time, please continue.

John Shackleton, President and Chief Executive Officer

Okay. Well, thank you all for your questions. Just to wrap up on the quarter highlights, Q4 was an excellent end to a record year for Open Text. I’m very positive on our outlook for fiscal 2009. We’ve exceeded both our revenue and profit goals, while generating strong cash flow form operations.

Our partnership programs is working very well and we continue to focus on selling in these areas. And so, this concludes our call for today. Thanks everyone for participating and for your questions.

Operator: Ladies and gentlemen, this concludes the conference call for today. Thank you for your participation. Please disconnect your lines.

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